August 7, 2026

Daniel Vitt

Email: daniel.vitt@me.com

Re: Separation Agreement

Dear Daniel:

This letter sets forth the terms of the separation agreement (the “Agreement”) which you, Immunic, Inc., a Delaware corporation (the “Company”), and Immunic AG, wholly-owned subsidiary of the Company (the “Company Subsidiary”), have agreed in the context of your employment transition.

1.  Separation Date. Subject to the terms and conditions of this Agreement, your employment with the Company will continue through August 7, 2026, which will become your employment termination date (the “Separation Date”).

2.  Title. Your title will be changed on the date of this Agreement to Founder and Chair of the Company’s Scientific Advisory Board (the “SAB”). As of the date of this Agreement, you will report to the Chief Executive Officer of the Company (the “CEO”).

3.  Service Agreement with the Company Subsidiary. On or prior to the Separation Date, you will enter into an agreement (the “AG Termination Agreement”) with the Company Subsidiary pursuant to which you will cease to be a member of the Executive Board of the Company Subsidiary as of the Separation Date, and your Service Agreement, dated December 18, 2023, with the Company Subsidiary (the “Service Agreement”), will terminate without any ongoing obligations.

4.  Final Pay. For the remainder of the employment, (a) the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings, and (b) the Company Subsidiary will pay you for all accrued salary earned under the Service Agreement through the Separation Date, subject to standard payroll deductions and withholdings. On the Company’s first regular payroll payday following the Separation Date, the Company and the Company Subsidiary will pay you for all accrued and unused vacation days, subject to standard payroll deductions and withholdings.

5.  Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company or the Company Subsidiary will reimburse you for these expenses pursuant to their regular business practices.

6.  Consulting Relationship.

(a)  You and the Company Subsidiary will enter into a consulting agreement (the “Consulting Agreement”) which will provide that from and after the Separation Date, and for an initial period of twelve (12) months beginning on the Separation Date (the “Consulting Period”), you will provide consulting services to the Company Subsidiary in addition to serving as the Chair of the SAB. Upon the mutual agreement of you and the CEO, your service on the SAB will continue after the Consulting Period on terms and conditions to be agreed upon by you and the CEO.

(b)  As a consultant, you will be responsible for assisting the Company Subsidiary in any area of your expertise, as reasonably requested by the CEO (the “Consulting Services”), and you will work exclusively with (i) the CEO, (ii) any employee of the Company Subsidiary specifically authorized by the CEO, (iii) members of the Company’s Board of Directors, and (iv) the other members of the SAB. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You agree to make yourself available to perform such Consulting Services throughout the Consulting Period, on an as-needed basis, up to fifteen (15) hours per month. When providing the Consulting Services, you shall abide by the Company Subsidiary’s policies and procedures. The Consulting Services will constitute a permanent reduction in your services to the Company to not more than 20% of the average level of bona fide services you provided to the Company and the Company Subsidiary during the 36-month period immediately preceding the Separation Date, such that any such Consulting Services shall be deemed a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect.

(c)  You may terminate the Consulting Agreement, at any time and for any reason, upon fifteen (15) days’ advance written notice to the Company Subsidiary. The Company Subsidiary may terminate the Consulting Agreement immediately upon written notice to you in the event of your material breach or violation of the Consulting Agreement, this Agreement, any other legal or contractual obligation to the Company or the Company Subsidiary, or any written policy applicable to consultants that has been disclosed to you.

(d)  As compensation for providing the Consulting Services to the Company Subsidiary, the Company Subsidiary will pay you a monthly retainer of €15,000 per month during the Consulting Period.

(e)  You agree that during the Consulting Period, (i) you will be an independent contractor to the Company Subsidiary and not an employee of the Company Subsidiary, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date, and (ii) the Company will not make payments for state or federal income tax, FICA (social security and Medicare), make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on your behalf, and you acknowledge and agree that your relationship with the Company during the Consulting Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships.

(f)   The Consulting Services require use of compatible and approved equipment. On the Separation Date, you will be allowed to retain your computer, laptop, and phone provided by the Company to you during employment. Upon request, you will provide the Company’s information technology employees with prompt access to all such equipment to allow them to remove all Company information from such equipment.

(g)  You acknowledge and reaffirm your continuing obligations under your Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement with the Company, as well as any other similar agreement or policy with the Company, which shall apply during the Consulting Period. Without limiting the foregoing, you agree that during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company Subsidiary that you obtain or develop in the course of performing Consulting Services for the Company Subsidiary. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Any and all work product you create in the course of performing Consulting Services for the Company Subsidiary will be the sole and exclusive property of the Company Subsidiary. You hereby assign to the Company Subsidiary all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing Consulting Services for the Company Subsidiary.

7.  Extension of Non-Competition and Non-Solicitation Covenants.

(a)  You agree that, during the Consulting Period and for a period of six (6) months following the date that you cease to be a member of the SAB (the “Restricted Period”), you will not engage in any capacity (including without limitation, as an employee, officer, director, consultant or shareholder (other than as an owner of one percent (1%) or less of the outstanding shares of any publicly-traded company)), in any Competing Business in any geographical area in which Company or the Company Subsidiary transacts such business. For purposes of this Agreement, a “Competing Business” means any business engaged in developing or marketing of (i) therapies for multiple sclerosis and/or (ii) therapies that activate the neuroprotective transcription factor known as Nurr1.

(b)  You agree that, during the Restricted Period, you will not, directly or indirectly, hire or solicit for employment any employee of the Company or the Company Subsidiary or encourage any employee of the Company or the Company Subsidiary to cease to provide services to the Company or the Company Subsidiary.

(c)  You agree that, during the period commencing on the date of this Agreement and ending thirty (30) days after the Company publicly discloses the results of the Company’s pending Phase 3 trial for relapsing multiple sclerosis, any offer, sale, contract to sell, pledge or other disposition, directly or indirectly, of any securities of the Company, or any transaction, swap, hedge or other arrangement relating to such securities, shall be conducted on a confidential basis and shall not be publicly announced or otherwise publicly disclosed by you or any person acting on your behalf. You will obtain confidentiality agreements from any third party who you intend to engage on your behalf (including any financial advisor or broker) with respect to any transaction described in this Section, provided that any obligations imposed by such agreements will terminate upon the expiration of the period specified above, and you will provide such confidentiality agreements to the Company for our records. You further agree that you will not publicly disclose any intention to enter into any such transaction during such period. Nothing in this Section shall prohibit you from engaging in any such transaction, provided that the transaction complies with applicable securities laws and the Company’s insider trading policy, is conducted on a confidential basis, and any disclosure is limited to that required by applicable law, regulation, the rules of any applicable securities exchange, or as reasonably necessary to your legal, tax or financial advisers or other representatives who are subject to customary confidentiality obligations.

(d)  The covenants contained in this Section 7 shall be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. Accordingly, you agree that if any of the provisions of this Section 7 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be construed (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) by limiting and reducing it so as to be enforceable to the fullest extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

(e)  Breach by you of any provision of this Section 7 will cause the Company and the Company Subsidiary irreparable injury and damage for which money damages may not be adequate. In addition to all other remedies that are available to it, the Company and the Company Subsidiary shall be entitled to preliminary and permanent injunctive and equitable relief to prevent or remedy a breach of this Section 7 by me.

8.  Non-Disparagement. Except to the extent permitted by the “Protected Rights” Section above: (a) you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; and (b) and the Company agrees to instruct each of its current officers and directors not to disparage you in any manner likely to be harmful to your business, business reputation, or personal reputation. Nothing in this paragraph prohibits you, the Company, or any person from responding accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you or anyone else from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable.

9.  Equity Awards. You were granted certain equity awards, including in April 2026, pursuant to the Company’s applicable equity incentive plan(s), equity purchase agreements, and other grant documents (the “Equity Awards”). As of the Separation Date, 100% of your Equity Awards will be vested. Your Equity Awards shall continue to be governed by the plans under which they were granted and all applicable grant notices and agreements. You will have three (3) years to exercise any or all vested Equity Awards, which three (3) year period will begin on the first day after the Separation Date.

10.  Board Resignation. You hereby resign from the Company’s Board of Directors and from all affiliate boards of directors, if any, on which you currently serve. You agree to execute such documents as are reasonably necessary or appropriate to effectuate such resignations.

11.  Severance Benefits. If you (a) sign and return this Agreement to the Company within twenty-one (21) days of the execution of this Agreement by the Company, (b) comply with all of your legal and contractual obligations to the Company and (c) do not revoke the ADEA Waiver as defined in Section 13(e) of this Agreement then the Company and Company Subsidiary will provide you with the following severance benefits (the “Severance Benefits”):

(a)  Salary Payment. The Company will pay your base salary in effect as of the Separation Date for a period of sixteen and one-half months (16.5) months from and after the Separation Date, subject to applicable tax withholdings, and the Company Subsidiary will pay the monthly installment of your fixed annual salary in effect as of the Separation Date for a period of sixteen and one-half months (16.5) months from and after the Separation Date, subject to applicable tax withholdings (collectively, the “Salary Payment”). The Company and the Company Subsidiary will pay the first twelve (12) installments of the Salary Payment (which will be equal to $670,000) in a single lump sum payment on the first regular payroll payday following the Release Effective Date (as defined in Section 13(e)). The remaining four and one-half months (4.5) months of Salary Payment will be made in five (5) monthly installments (the last month being at half pay) beginning with the first regular payroll payday following the one-year anniversary of the Release Effective Date (as defined in Section 13(e)).

(b)  Bonus. The Company and the Company Subsidiary will make an aggregate payment to you in the amount of $276,375 (or the Euro equivalent), less applicable withholdings and deductions, which amount is equal to seventy five percent (75%) of your target bonus for fiscal year 2026 (the “2026 Bonus Payment”). The 2026 Bonus Payment will be paid to you in a lump sum or before the Company’s first regular payroll payday following the Release Effective Date (as defined in Section 13(e)).

(c)  Healthcare Compensation. The Company Subsidiary will reimburse you for the monthly cost of obtaining healthcare in Germany, in an amount that will not exceed €1,500 per month, less applicable withholdings and deductions, for a period of eighteen (18) months from Release Effective Date (as defined in Section 13(e)), which will be your sole and exclusive compensation for the cost of obtaining health insurance.

12.  Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company or the Company Subsidiary any additional compensation (including base salary, bonus, incentive compensation, accelerated vesting or other equity benefits), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) plan account), any vested stock options, which are expressly preserved and not waived by this Agreement. You further expressly acknowledge and agree that the benefits being provided to you under this Agreement are provided in lieu of and extinguish any rights to any severance benefits you are eligible to, whether under any employment agreement, stay bonus agreement, the Service Agreement, or any other agreement, plan or policy of the Company or the Company Subsidiary applicable to you. By executing this Agreement, you hereby waive any right to any such severance benefits, bonus payments, and you acknowledge and agree that the Company’s and the Company Subsidiary’s obligations to provide you any and all severance benefits or bonus payments, other than as set forth in this Agreement, are hereby extinguished.

13.  Release Of Claims.

(a)  General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities (including the Company Subsidiary), and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

(b)  Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act (the “ADEA”), the Employee Retirement Income Security Act of 1974, or any other federal, state or local statute, law, ordinance, regulation, rule or executive order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by you against the Company or its subsidiaries and affiliates in any legal, administrative or other proceeding.

(c)  Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Certificate of Incorporation and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; (iii) any claims that arise after the date you execute this Agreement; or (iv) any claims for breach of this Agreement.

(d)  Protected Rights. You understand that nothing in this Agreement limits your or anyone else’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your or anyone else’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

(e)  ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke it, with such revocation to be effective only if you deliver written notice of revocation to the Company within the seven (7)-day period; and (v) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Release Effective Date”).

(f)   German Employee Inventions Act. You acknowledge that, pursuant to the express terms of your Service Agreement, you have already received full and appropriate compensation under the German Employee Inventions Act (Arbeitnehmererfindungsgesetz) for all inventions created by you during your tenure with the Company and the Company Subsidiary, and you will not seek any additional compensation under the German Employee Inventions Act after the execution of this Agreement.

14.  No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

15.  Return Of Company Property. You agree that after the Separation Date, upon the request of the Company, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers, other than what was transferred to you as per Section 6(f) of this Agreement), credit cards, entry cards, identification badges and keys, Company account and device login and password information; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the Severance Benefits provided under this Agreement.

16.  Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

17.  Legal Fees. The Company will reimburse you for all legal fees associated with the negotiation and execution of this Agreement, up to a maximum amount of twenty thousand dollars ($20,000). Each party shall be responsible for its own legal fees and expenses in connection with any claim or dispute relating to this Agreement except as otherwise provided herein or by law.

18.  No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

19.  Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

20.  Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law (e.g., www.docusign.com) or other transmission method) and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes, and may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. In addition, this Agreement is conditioned upon it being your only entitlement to severance and any related benefits, and any other offer of severance or related benefits of any kind is immediately and automatically withdrawn and will be null and void and of no further force or effect, even if you have executed such other agreement, upon your execution of this Agreement. For the avoidance of doubt, under no circumstances will you be eligible to receive benefits under this Agreement and any other or alternative separation agreement or proposal offered to you by the Company.

We wish you the best in your future endeavors.

Sincerely,

Michael Bonney Chair of the Board
I HAVE READ, UNDERSTAND AND
AGREE FULLY TO THE FOREGOING

Daniel Vitt

Date: _____________________________

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